SILLENGER EXPLORATION CORP.

Sillenger Retains Fugro to Conduct Airborne Geophysical Survey of Equatorial Guinea

TORONTO, Ontario – June 11, 2010 – (Marketwire) – Sillenger Exploration Corp. (“Sillenger”) (OTCQB: SLGX), is pleased to announce that it has retained the services of Fugro Airborne Surveys Corp, to conduct the airborne geophysical survey of the Rio Muni region of Equatorial Guinea. The upcoming survey will help to reveal the locations of potential deposits, and provide a detailed reading of the subsurface structures.

Fugro Airborne Surveys Corp is a subsidiary of Fugro Group, which was founded in the Netherlands in 1962, and has become one of the world’s leading geophysics companies, with 12,000 employees working in 275 offices worldwide. Fugro provides the mining, oil & gas, and construction industries with virtually every aspect of geophysics services, as well as drilling platforms, laboratories, vessels and aircraft.

As previously announced, Sillenger, through its relationship with FCMI Global Inc. and its African affiliates, has entered into a contract with the Government of the Republic of Equatorial Guinea to conduct an airborne geophysical survey of Rio Muni region (27,000 sq. km) of Equatorial Guinea, as well as 30 km of Continental Platform (4,500 sq. km) off the Atlantic coastline. Under the contract, Sillenger (FCMI) will be granted exploration mining concessions, including oil and gas concessions, which are revealed by the survey.

Equatorial Guinea, a major offshore oil producer, has a democratically elected government, and is one of the fastest growing economies in Africa. The Government of Equatorial Guinea has a strong desire to diversify its economy by developing its mining industry, and wishes to obtain a geological and geophysical database that will enable the detection of mineral, hydrocarbon and groundwater resources.

About Sillenger Exploration Corp.

Sillenger is a natural resource development company dedicated to bringing a progressive, creative and proprietary approach to natural resource exploration.
It is dedicated to bringing a progressive, creative and proprietary approach to natural resource exploration.

The Sillenger CLP Claims Licensing Program® is a turnkey process used in partnership with Governments to improve the way their natural resources are managed. The Company’s Government partners provide a “fast-track” to expediting all necessary permits, licenses, legal, and other bureaucratic documentation and procedures that exploration and extraction companies would require in order to begin their work programs in these countries.

The Company believes there is a strong indication that the Republic of Equatorial Guinea, which is a major offshore oil producer, is potentially rich with gold, diamonds, and other precious resources. The West Africa region hosts a number of major base metals mines extracting copper, zinc, bauxite, and iron ore. Recent exploration activity has led to the discovery of rare element strategic minerals such as uranium, tantalum, gallium and lithium.

Forward-Looking Statements

Information in this press release may contain 'forward-looking statements.' Statements describing objectives or goals or Sillenger Exploration Corp.'s future plans are also forward-looking statements and are subject to risks and uncertainties, including the financial performance of Sillenger Exploration Corp. and market valuations of its stock, which could cause actual results to differ materially from those anticipated. Forward-looking statements in this news release are made pursuant to the 'Safe Harbor' provisions of the United States Private Securities Litigation Reform Act of 1995.

Contact:

Sillenger Exploration Corp
Email: info@sillenger.com
Website: www.sillenger.com

Investor Relations:
Telephone: 310-860-5686
Drew Farion
drewfarion@sillenger.com

MJW Communications
Marjorie Wallens
416-961-5924
mwallens@mjwcommunications.com